Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2025 SECOND QUARTER RESULTS

•
Q2 2025 GAAP diluted EPS of $0.17 compared to Q2 2024 GAAP diluted EPS of $0.60.
•
Q2 2025 adjusted diluted EPS of $0.50, compared to Q2 2024 adjusted diluted EPS of $0.60.
•
Q2 2025 Sales were $490 million, a decrease of 2.1% over Q2 2024 sales of $500 million (2.9% decrease in constant currency).
•
Returned $64 million in Q2 2025 to stockholders via share repurchases and dividends.

•
Full year 2025 guidance unchanged.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2025	2024	% Change	2025	2024	% Change

Net Sales	$489.9	$500.4	(2.1)%	$946.4	$972.7	(2.7)%
Net sales change in constant currency			(2.9)%			(3.0)%
Operating Income	30.0	71.8	(58.2)%	74.2	124.7	(40.5)%
Net Income	13.5	50.0	(73.0)%	42.4	86.5	(51.0)%
Diluted net income per common share	$0.17	$0.60	(71.7)%	$0.52	$1.03	(49.5)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$54.2	$72.0	(24.7)%	$99.5	$126.1	(21.1)%
As a % of sales	11.1%	14.4%		10.5%	13.0%
Adjusted Net Income	40.4	50.2	(19.5)%	70.5	87.6	(19.5)%
Adjusted diluted net income per share	$0.50	$0.60	(16.7)%	$0.87	$1.04	(16.3)%

STAMFORD, Conn. July 24, 2025 – Hexcel Corporation (NYSE: HXL) today reported second quarter 2025 results including net sales of $490 million and adjusted diluted EPS of $0.50 per share.

Chairman, CEO and President Tom Gentile said, “Hexcel delivered sales and adjusted EPS in line with expectations for the second quarter of 2025, based on modest sequential growth in three of our four major commercial aerospace programs, with the exception being softness in the Airbus A350 as expected and previously communicated due to production rate decreases announced by Airbus and destocking of excess inventory in the supply chain. There was continued growth in the Other Commercial Aerospace market, and we were pleased to see Defense, Space and Other providing robust growth yet again with a high single digit step-up over the second quarter of 2024. Overall production levels and reduced capacity utilization, along with actions to reduce inventory meant gross margin remained subdued. The opportunity for significant margin leverage and cash flow generation remains strong, and we are encouraged by the more positive tones and progress conveyed by the commercial airframe and engine OEM’s in recent months.”

Mr. Gentile continued, “We also completed the previously announced closure of our Welkenraedt, Belgium facility resulting in restructuring charges of $24.2 million. Combined with the announced strategic review of our Neumarkt, Austria facility, and our recent divestiture of our US additive printing business, we continue to streamline our operations and focus on upcoming aircraft production rate ramps. Hexcel also participated in the Paris Air Show last month where we reinforced existing relationships, announced some new relationships, and highlighted recent advances with our innovative technology. We forecast a compelling growth trajectory for the business as production rates on all commercial and military programs continue to increase. Based on this confidence, we continued to repurchase stock with another $50 million of repurchases executed in the second quarter. We have repurchased stock in five of the past six quarters and have now repurchased almost six percent of the shares outstanding since the beginning of 2024.”

Markets

Sales in the second quarter of 2025 were $489.9 million compared to $500.4 million in the second quarter of 2024. Beginning with the first quarter of 2025, sales are being reported for two markets, including Commercial Aerospace, unchanged from past practice, and Defense, Space & Other, which combines the previous Space & Defense market and Industrial market. Prior period sales amounts have been reclassified for comparative purposes.

Commercial Aerospace

•
Commercial Aerospace sales of $293.1 million for the second quarter of 2025 decreased 8.6% (8.9% in constant currency) compared to the second quarter of 2024. Sales decreased year over year for each of the four major programs including the Airbus A350 and A320neo and the Boeing 787 and 737 MAX. Other Commercial Aerospace increased 5.1% for the second quarter of 2025 compared to the second quarter of 2024.

Defense, Space & Other

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Defense, Space & Other sales of $196.8 million in the second quarter of 2025 increased 9.5% (7.6% in constant currency) for the quarter as compared to the second quarter of 2024. Growth was driven by Sikorsky CH-53K, two international fighter programs and space programs including launchers, rocket motors and satellites.

Consolidated Operations

Gross margin for the second quarter of 2025 was 22.8% compared to 25.3% in the second quarter of 2024 as lower sales and inventory reduction actions drove unfavorable cost leverage. We are also now beginning to feel the impact of tariffs. As a percentage of sales, selling, general and administrative expenses for the second quarter of 2025 were 8.8% compared to 8.0% for the second quarter of 2024. R&T expenses as a percentage of sales were 2.9% in the second quarter of 2025, unchanged from the comparable prior year period. Adjusted operating income in the second quarter of 2025 was $54.2 million or 11.1% of sales, compared to $72.0 million, or 14.4% of sales in the second quarter of 2024. Other operating expense in the second quarter of 2025 included restructuring charges of $24.2 million related to the previously announced closure of the Welkenraedt, Belgium facility, which is reported within the Engineered Products segment. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 10 basis points in the second quarter of 2025 compared to the second quarter of 2024.

Year-to-Date 2025 Results

Sales for the first six months of 2025 were $946.4 million compared to $972.7 million, a 2.7% decrease from the same period in 2024.

Commercial Aerospace (61% of YTD sales)

•
Commercial Aerospace sales of $573.2 million decreased 7.5% (7.7% in constant currency) for the first six months of 2025 compared to the first six months of 2024 as sales to all four major programs were lower, led by the 787 and A350. Other Commercial Aerospace increased 6.0% for the first six months of 2025 compared to the same period in 2024.

Defense, Space & Other (39% of YTD sales)

•
Defense, Space & Other sales of $373.2 million increased 5.8% (5.2% in constant currency) for the first six months of 2025 as compared to the first six months of 2024. Growth was broad based including military helicopters, fighters and space programs.

Consolidated Operations

Gross margin for the first six months of 2025 was 22.6% compared to 25.2% in the prior year period. As a percentage of sales, selling, general and administrative expenses for the first six months of 2025 were 9.1%, unchanged from the comparable prior year period. R&T expenses as a percentage of sales were 3.0% in the first six months of 2025 compared to 3.1% in the first six months of 2024. Adjusted operating income for the first six months of 2025 was $99.5 million or 10.5% of sales, compared to $126.1 million or 13.0% of sales in 2024. Other operating expense for the first six months of 2025 included restructuring charges of $25.3 million related to the previously announced closure of the Belgium facility and the divestiture of the Hartford, Connecticut business. Other operating expense of $1.4 million for the first six months of 2024 included restructuring costs. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 30 basis points in the first six months of 2025 compared to the first six months of 2024.

Cash and other

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Net cash used for operating activities in the first six months of 2025 was $5.2 million, compared to net cash provided of $37.2 million for the first six months of 2024. Working capital was a cash use of $124.5 million for the first six months of 2025 and a use of $118.3 million for the comparable period in 2024. Capital expenditures on a cash basis were $41.4 million for the first six months of 2025. For the first six months of 2024, capital expenditures on a cash basis were $51.6 million. Free cash flow was ($46.6) million in the first six months of 2025 compared to ($14.4) million in the first six months of 2024. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $31.8 million and $41.1 million for the first six months of 2025 and 2024, respectively.
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The Company used $50.5 million to repurchase shares of its common stock during the second quarter of 2025 and $100.9 million during the first six months of 2025. The aggregate remaining authorization under the share repurchase program as of June 30, 2025 was approximately $134 million.
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As announced today, the Board of Directors declared a quarterly dividend of $0.17 per share payable to stockholders of record as of August 8, 2025, with a payment date of August 15, 2025.

2025 Guidance (Unchanged - tariff impact not included)

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Sales of $1.88 billion to $1.95 billion
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Adjusted diluted earnings per share of $1.85 to $2.05
•
Free cash flow of approximately $190 million
•
Capital expenditures less than $90 million

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Effective tax rate of 21.0%, excluding discrete tax items and subject to final review of the OBBB (One Big Beautiful Bill))

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Hexcel will host a conference call at 9:00 a.m. ET, on July 25, 2025 to discuss second quarter 2025 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/291294327. The event can also be accessed by dialing +1 (646) 307-1963. The conference ID is 2360739. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight and transportation through excellence in advanced material lightweighting solutions that create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, defense and space, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX on our revenues; expectations with regard to raw material cost and availability, including any impact associated with quotas, duties, tariffs, taxes or other similar restrictions upon the import or export of materials; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts, including retaliatory actions taken in response to U.S. trade policy; expectations regarding our strategic initiatives, including our sustainability goals; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; and our expectations of financial results for 2025 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of macroeconomic factors or geopolitical issues or conflicts; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions, inflation and tariffs; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; uncertainty related to government actions and changes in domestic and international political, social and economic conditions, including the effect of change in global trade policies, tariff rates, economic sanctions and embargoes; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2025	2024	2025	2024
Net sales	$489.9	$500.4	$946.4	$972.7
Cost of sales	378.4	373.8	732.5	727.9
Gross margin	111.5	126.6	213.9	244.8
% Gross Margin	22.8%	25.3%	22.6%	25.2%

Selling, general and administrative expenses	43.0	39.9	86.3	88.9
Research and technology expenses	14.3	14.7	28.1	29.8
Other operating expense	24.2	0.2	25.3	1.4
Operating income	30.0	71.8	74.2	124.7
Interest expense, net	9.1	8.1	16.9	14.6
Other income	(0.9)	-	(0.5)	-
Income before income taxes	21.8	63.7	57.8	110.1
Income tax expense	8.3	13.7	15.4	23.6
Net income	$13.5	$50.0	$42.4	$86.5

Basic net income per common share:	$0.17	$0.61	$0.53	$1.04

Diluted net income per common share:	$0.17	$0.60	$0.52	$1.03

Weighted-average common shares:
Basic	80.2	82.5	80.7	83.2
Diluted	80.6	83.2	81.1	84.0

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	June 30,	December 31,
(In millions)	2025	2024
Assets
Cash and cash equivalents	$77.2	$125.4
Accounts receivable, net	271.4	212.0
Inventories, net	375.4	356.2
Contract assets	40.7	29.8
Prepaid expenses and other current assets	75.2	50.6
Assets held for sale	7.5	7.5
Total current assets	847.4	781.5

Property, plant and equipment	3,298.1	3,163.1
Less accumulated depreciation	(1,669.1)	(1,566.4)
Net property, plant and equipment	1,629.0	1,596.7

Goodwill and other intangible assets, net	243.2	237.0
Investments in affiliated companies	5.0	5.0
Other assets	118.7	105.4
Total assets	$2,843.3	$2,725.6

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$-	$0.1
Accounts payable	111.1	142.3
Accrued compensation and benefits	71.3	99.7
Accrued liabilities	128.9	107.2
Liabilities held for sale	4.2	4.2
Total current liabilities	315.5	353.5

Long-term debt	827.7	700.6
Retirement obligations	31.0	31.9
Other non-current liabilities	115.2	111.7
Total liabilities	$1,289.4	$1,197.7

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 112.0 shares issued at June 30, 2025 and 111.6 shares issued at December 31, 2024	$1.1	$1.1
Additional paid-in capital	985.4	970.0
Retained earnings	2,266.4	2,251.5
Accumulated other comprehensive loss	(13.6)	(115.0)
	3,239.3	3,107.6

Less – Treasury stock, at cost, 32.4 shares at June 30, 2025 and 30.6 shares at December 31, 2024	(1,685.4)	(1,579.7)
Total stockholders' equity	1,553.9	1,527.9
Total liabilities and stockholders' equity	$2,843.3	$2,725.6

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Six Months Ended
	June 30,
(In millions)	2025	2024

Cash flows from operating activities
Net income	$42.4	$86.5
Reconciliation to net cash (used for) provided by operating activities:
Depreciation and amortization	60.6	62.0
Amortization related to financing	0.1	0.2
Deferred income taxes	(2.7)	(3.0)
Stock-based compensation	12.4	16.4
Restructuring expenses, net of payments	23.1	0.2
Debt extinguishment costs	0.4	-
Loss on divestiture of assets	1.1	-

Changes in assets and liabilities:
Increase in accounts receivable	(44.2)	(50.4)
Decrease (increase) in inventories	7.2	(21.8)
Increase in prepaid expenses and other current assets	(19.5)	(28.2)
Decrease in accounts payable/accrued liabilities	(68.0)	(17.9)
Other - net	(18.1)	(6.8)
Net cash (used for) provided by operating activities (a)	(5.2)	37.2

Cash flows from investing activities
Capital expenditures (b)	(41.4)	(51.6)
Payments on divestiture of assets	(1.1)	-
Net cash used for investing activities	(42.5)	(51.6)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	160.0	95.0
Repayments of senior unsecured credit facilities	(30.0)	-
Redemption of 4.7% senior notes due 2025	(300.0)	-
Proceeds from issuance of 5.875% senior notes due 2035	300.0	-
Repurchases of common stock	(100.9)	(201.8)
Repayment of finance lease obligation and other debt, net	(3.9)	0.1
Dividends paid	(27.5)	(25.0)
Activity under stock plans	(1.8)	(4.3)
Net cash used for financing activities	(4.1)	(136.0)
Effect of exchange rate changes on cash and cash equivalents	3.6	(1.2)
Net decrease in cash and cash equivalents	(48.2)	(151.6)
Cash and cash equivalents at beginning of period	125.4	227.0
Cash and cash equivalents at end of period	$77.2	$75.4

Supplemental data:
Free Cash Flow (a)+(b)	$(46.6)	$(14.4)
Accrual basis additions to property, plant and equipment	$31.8	$41.1

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2025 and 2024				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2025	2024	%	Effect (b)	2024	%
Commercial Aerospace	$293.1	$320.7	(8.6)	$1.1	$321.8	(8.9)
Defense, Space & Other	196.8	179.7	9.5	3.2	182.9	7.6
Consolidated Total	$489.9	$500.4	(2.1)	$4.3	$504.7	(2.9)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	59.8	64.1			63.8
Defense, Space & Other	40.2	35.9			36.2
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2025 and 2024				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2025	2024	%	Effect (b)	2024	%
Commercial Aerospace	$573.2	$620.0	(7.5)	$0.8	$620.8	(7.7)
Defense, Space & Other	373.2	352.7	5.8	1.9	354.6	5.2
Consolidated Total	$946.4	$972.7	(2.7)	$2.7	$975.4	(3.0)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	60.6	63.7			63.6
Defense, Space & Other	39.4	36.3			36.4
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2024 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2025 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2025
Net sales to external customers	$393.2	$96.7	$-	$489.9
Intersegment sales	19.4	0.4	(19.8)	-
Total sales	412.6	97.1	(19.8)	489.9

Other operating expense	-	24.2	-	24.2
Operating income (loss)	58.3	(13.6)	(14.7)	30.0
% Operating margin	14.1%	(14.0)%		6.1%

Depreciation and amortization	27.5	3.3	-	30.8
Stock-based compensation expense	0.9	0.2	1.6	2.7
Accrual based additions to capital expenditures	13.1	1.6	-	14.7

Second Quarter 2024
Net sales to external customers	$408.6	$91.8	$-	$500.4
Intersegment sales	23.9	0.6	(24.5)	-
Total sales	432.5	92.4	(24.5)	500.4

Other operating expense	-	0.2	-	0.2
Operating income (loss)	74.3	13.0	(15.5)	71.8
% Operating margin	17.2%	14.1%		14.3%

Depreciation and amortization	27.3	3.7	-	31.0
Stock-based compensation expense	1.1	0.3	1.9	3.3
Accrual based additions to capital expenditures	18.6	3.9	-	22.5

First Six Months 2025
Net sales to external customers	$758.5	$187.9	$-	$946.4
Intersegment sales	39.5	0.7	(40.2)	-
Total sales	798.0	188.6	(40.2)	946.4

Other operating expense	-	25.3	-	25.3
Operating income (loss)	112.9	(8.5)	(30.2)	74.2
% Operating margin	14.1%	(4.5)%		7.8%

Depreciation and amortization	54.1	6.5	-	60.6
Stock-based compensation expense	3.9	1.0	7.5	12.4
Accrual based additions to capital expenditures	28.6	3.2	-	31.8

First Six Months 2024
Net sales to external customers	$788.1	$184.6	$-	$972.7
Intersegment sales	47.2	0.9	(48.1)	-
Total sales	835.3	185.5	(48.1)	972.7

Other operating expense	0.8	0.6	-	1.4
Operating income (loss)	138.0	25.9	(39.2)	124.7
% Operating margin	16.5%	14.0%		12.8%

Depreciation and amortization	54.5	7.5	-	62.0
Stock-based compensation expense	4.2	1.1	11.1	16.4
Accrual based additions to capital expenditures	35.3	5.8	-	41.1

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2025	2024	2025	2024
GAAP operating income	$30.0	$71.8	$74.2	$124.7
Other operating expense (a)	24.2	0.2	25.3	1.4
Non-GAAP operating income	$54.2	$72.0	$99.5	$126.1

	Unaudited
	Quarters Ended June 30,
	2025		2024
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$13.5	$0.17	$50.0	$0.60
Other operating expense, net of tax (a)	24.2	0.30	0.2	-
Other income, net of tax (b)	(0.7)	(0.01)	-	-
Tax expense (c)	3.4	0.04	-	-
Non-GAAP	$40.4	$0.50	$50.2	$0.60

	Unaudited
	Six Months Ended June 30,
	2025		2024
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$42.4	$0.52	$86.5	$1.03
Other operating expense, net of tax (a)	25.1	0.31	1.1	0.01
Other income, net of tax (b)	(0.4)	-	-	-
Tax expense (c)	3.4	0.04	-	-
Non-GAAP	$70.5	$0.87	$87.6	$1.04

	Unaudited
	Six Months Ended June 30
(In millions)	2025	2024
Net cash provided by operating activities	$(5.2)	$37.2
Less: Capital expenditures	(41.4)	(51.6)
Free cash flow (non-GAAP)	$(46.6)	$(14.4)

(a)
The quarter and six months ended June 30, 2025 included restructuring charges of $24.2 million related to the closure of the Welkenraedt facility in Belgium. The six months ended June 30, 2025 also included a loss of $1.1 million for the divestiture of the Hartford, Connecticut business. The quarter and six months ended June 30, 2024 included restructuring costs.
(b)
The quarter and six months ended June 30, 2025 included a gain of $0.9 million related to a lump-sum pension settlement. The six months ended June 30, 2025 also included debt extinguishment costs.
(c)
The quarter and six months ended June 30, 2025 included a tax charge of $3.4 million for a valuation allowance related to the closure of the Welkenraedt facility.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	June 30,	December 31,	June 30,
(In millions)	2025	2024	2024

Current portion finance lease	$-	$0.1	$0.1
Total current debt	-	0.1	0.1

Senior unsecured credit facility	130.0	-	95.0
4.7% senior notes due 2025	-	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
5.875% senior notes due 2035	300.0	-	-
Senior notes original issue discounts	(0.3)	(0.4)	(0.5)
Senior notes deferred financing costs	(4.3)	(0.9)	(1.2)
Other debt	2.3	1.9	1.6
Total long-term debt	827.7	700.6	794.9
Total Debt	827.7	700.7	795.0
Less: Cash and cash equivalents	(77.2)	(125.4)	(75.4)
Total debt, net of cash	$750.5	$575.3	$719.6